U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Young				Robert			F.
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   (Last)                           (First)             (Middle)

c/o Red Hat, Inc., 1801 Varsity Drive
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                                    (Street)

Raleigh				North Carolina		27606
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


	Red Hat, Inc. (RHAT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


	September 11, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2A.           Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                         2.           Deemed        Code         ------------------------------- Owned at End   (D) or    Indirect
1.                       Transaction  Execution     (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security        Date         Date, if any, ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               (mm/dd/yy)   (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock, $.0001	 9/11/02      9/12/02	     S		     3,965	 D	$5.4745	 5,429,008(2)	D
par value per share
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Common Stock, $.0001	 9/11/02      9/12/02	     S		     3,965(1)(2) D	$5.4745  4,553,475(1)(2)I	  By Wife
par value per share
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Common Stock, $.0001	 9/11/02      9/12/02	     S		       317(1)(2) D	$5.4745    314,501(1)(2)I         By Young
par value per share													  Trust
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Common Stock, $.0001	 9/11/02      9/12/02	     S		       860(1)(2) D	$5.4745  1,058,416(1)(2)I	  By M Young
par value per share													  Trust
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Common Stock, $.0001	 9/11/02      9/12/02	     S		       860(1)(2) D	$5.4745  1,058,416(1)(2)I	  By V Young
par value per share													  Trust
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Common Stock, $.0001 	 9/11/02      9/12/02	     S		       860(1)(2) D	$5.4745  1,058,416(1)(2)I	  By Z Young
par value per share													  Trust
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                            9.       Owner-
                                                                                                            Number   ship
                                                                                                            of       Form
                 2.                                                                                         Deriv-   of
                 Conver-                           5.                              7.                       ative    Deriv-  11.
                 sion                              Number of                       Title and Amount         Secur-   ative   Nature
                 or                                Derivative    6.                of Underlying    8.      ities    Secur-  of
                 Exer-           3A.       4.      Securities    Date              Securities       Price   Bene-    ity:    In-
                 cise    3.      Deemed    Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4) of      ficially Direct  direct
                 Price   Trans-  Execution action  or Disposed   Expiration Date   ---------------- Deriv-  Owned    (D) or  Bene-
1.               of      action  Date, if  Code    of(D)         (Month/Day/Year)            Amount ative   at End   In-     ficial
Title of         Deriv-  Date    any       (Instr. (Instr. 3,    ----------------            or     Secur-  of       direct  Owner-
Derivative       ative   (Month/ (Month/   8)      4 and 5)      Date     Expira-            Number ity     Month    (I)     ship
Security         Secur-  Day/    Day/      ------  ------------  Exer-    tion               of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)       ity     Year)   Year)     Code V   (A)   (D)    cisable  Date     Title     Shares 5)      4)       4)      4)
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


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
Explanation of Responses:


/s/ Jeffrey Hayes, Attorney-In-Fact			   September 12, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
Under Power of Attorney

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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